Exhibit 10.6

OCEAN CITY HOME BANK

EXECUTIVE INCENTIVE RETIREMENT PLAN

Article I

Purpose

The purpose of the Ocean City Home Bank Executive Incentive Retirement Plan is to assist the Bank in retaining and attracting officers of exceptional ability.

Article II

Definitions

For the purposes of this Plan, the following words and phrases shall have the meanings indicated, unless the context clearly indicates otherwise:

“Bank” means Ocean City Home Bank, Ocean City, New Jersey.

“Beneficiary” means the person, persons or entity designated by the Participant to receive benefits payable under the Plan.

“Board” means the Board of Directors of the Bank.

“Cause” shall mean termination because of the Employee’s personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule or regulation (other than traffic violations or similar infractions) or a final cease-and-desist order.

“Change in Control” means any of the following:

(i)	there occurs a “change in control” of the Bank, as defined or determined either by the Bank’s primary banking regulator or under regulations promulgated by it.

(ii)	as a result of, or in connection with, any merger or other business combination, sale of assets or contested election, wherein the persons who were Directors of the Bank before such transaction or event cease to constitute a majority of the Board of Directors of the Bank or any successor to the Bank.

(iii)	the Bank transfers substantially all of its assets to another corporation or entity which is not an affiliate of the Bank.

(iv)	the Bank is merged or consolidated with another corporation or entity and, as a result of such merger or consolidation, less than 60% of the equity interest in the surviving or resulting corporation is owned by the former shareholders or depositors of the Bank.

A Change of Control shall not occur solely as a result of a conversion of the Bank from the mutual stock form of organization (“Conversion”) or reorganization of the Bank into the mutual holding company form of ownership (“reorganization”).

“Declared Rate” the greater of (i) five (5) percent or (ii) the prime rate as published in the Wall Street Journal plus two (2) percentage points. Notwithstanding anything in this Plan to the contrary, the Declared Rate shall not exceed ten (10) percent. The formula used to establish the Declared Rate may be amended by a resolution of the Board on a prospective basis.

“Deferral Bonus” means an award pursuant to Section 3.2 of the Plan.

“Deferred Benefit Account” means the account maintained on the books of the Bank for each Participant pursuant to Article IV. A Participant’s Deferred Benefit Account shall be utilized solely as a device for the measurement and determination of the amounts to be paid to the Participant pursuant to this Plan. A Participant’s Deferred Benefit Account shall not constitute or be treated as a trust fund of any kind.

“Designation of Form for Payment” means the agreement filed by a Participant designating the manner in which the Participant’s Deferred Benefit Account balance shall be paid to the Participant or his beneficiary.

“Determination Date” means the date on which the amount of a Participant’s Deferred Benefit Account is determined as provided in Article IV hereof. The last day of each Plan Year shall be the Determination Date.

“Disability” means a physical or mental condition which constitutes a disability within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986, as amended.

“Participant” means any officer of the Bank who is designated as a Participant by the Board.

“Plan Year” means a twelve month period commencing January 1st and ending the following December 31st. The first Plan Year shall commence on January 1, 2002 and end on December 31, 2002.

Article III

Participation and Benefits

Section 3.1 Participation.

Participation in the Plan shall be limited to those officers of the Bank designated as Participants by resolution of the Board. The Board may, upon designation of an officer as a Participant, establish such terms and conditions of participation as it deems appropriate, including, but not limited to, the rate at which Deferral Bonus Awards shall vest with respect to such Participant. The initial Participants, and the period over which Deferred Benefit Accounts of such initial Participants shall vest, are identified in Appendix A to this Plan. Notwithstanding anything herein to the contrary, designation as a Participant shall not entitle a Participant to the award of a Deferral Bonus in a specific Plan Year. The Board may terminate an officer’s status as a Participant on a prospective basis, provided, however, that such termination shall not affect a Participant’s previously accrued benefits.

Section 3.2 Amount of Deferral Bonus.

For any Plan Year, a Participant’s Deferral Bonus, if any, shall be determined by reference to the attainment of criteria established by the Board on an annual basis. Such criteria shall relate to the financial performance of the Bank and shall be subject to adjustment for extraordinary items to the extent deemed appropriate by the Board. For any Plan year after the initial Plan Year, the Board shall, by resolution, establish such criteria not later than March 31 of such year. For the initial Plan Year, the criteria and related awards for the initial Participants are set forth in Appendix B of this Plan. A Deferral Bonus may be expressed as a percentage of the Participant’s cash compensation or as otherwise determined by the Board. The Deferral Bonus, if any, shall be credited to a Participant’s Deferred Benefit Account as of the last day of the Plan Year to which the award relates.

Section 3.3 Accelerated Vesting of Deferral Bonus Award.

Unless otherwise determined by the Board at the time an officer is designated as a Participant, a Participant’s Deferral Bonus Awards shall automatically vest upon (i) the Participant’s death or Disability or (ii) upon the occurrence of a Change in Control.

Article IV

Deferred Benefit Account

Section 4.1 Determination of Account.

Each Participant’s Deferred Benefit Account as of each Determination Date shall consist of the balance of the Participant’s Deferred Benefit Account as of the immediately preceding Determination Date plus the Participant’s Deferral Bonus, if any, awarded since the immediately preceding Determination Date. The Deferred Benefit Account of each Participant shall be reduced by the amount of all distributions, if any, made from such Deferred Benefit Account since the preceding Determination Date.

Section 4.2 Crediting of Account.

As of each Determination Date, the Participant’s Deferred Benefit Account shall be increased by the amount of interest earned since the preceding Determination Date. Interest shall be based upon the Declared Rate, which shall be adjusted annually on the first business day of the Plan Year to apply during such Plan Year. Interest shall be based upon the average daily balance of the Participant’s Deferred Benefit Account since the last preceding Determination Date, but after the Deferred Benefit Account has been adjusted for any contributions to be credited as of such day.

Section 4.3 Statement of Accounts.

The Bank shall provide each Participant, within 120 days after the close of each Plan Year, a statement in such form as the Bank deems desirable, setting forth the balance to the credit of such Participant in his Deferred Benefit Account as of the last day of the preceding Plan Year.

Article V

Benefits

Section 5.1 Termination of Service.

Upon any termination of service of the Participant with the Bank, other than for Cause, the Bank shall pay to the Participant a Deferral Benefit equal to the amount of his vested Deferred Benefit Account. Payment of the Participant’s vested Deferred Benefit Account following an event described in this Section 5.1 shall commence on a date determined in accordance with Section 5.3. Notwithstanding anything in this Plan to the contrary, no benefit shall be payable to a Participant under this Plan if a Participant’s termination of service is for Cause.

Section 5.2 Form of Benefit Payment.

(a)	Upon the occurrence of an event described in Section 5.1, the Bank shall pay the Participant’s Deferred Benefit Account in the form of (i) a lump sum or, (ii) an annual payment of a fixed amount which shall amortize the Deferred Benefit Account balance in equal installments of principal and interest over a period of not more than fifteen (15) years as designated by the Participant on his or her Designation of Form for Payment. For purposes of determining the amount of the annual payment, the rate of interest shall be the average of the Declared Rate credited to the Participant’s Deferred Benefit Account for the three (3) years preceding the initial payment (or such lesser number of years in which the Participant participated in the Plan).

(b)	A Participant who is actually employed by the Bank may change the form in which his benefits shall be paid by filing a revised Designation of Form for Payment indicating such change at least one (1) calendar year prior to the date payments are to commence. Such Designation of Form for Payment shall be irrevocable beginning one (1) calendar year prior to the date payments are to commence. No changes in the form of benefit payment shall be permitted following a Participant’s termination of employment.

Section 5.3 Commencement of Payments.

(a)	Payments due under Section 5.1 shall commence not later than ninety (90) days following the date the Participant terminates service and continue in accordance with the Participant’s election under Section 5.2.

(b)	A Participant may elect on his or her Designation of Form of Payment to defer the commencement of benefit payments otherwise payable at the time specified in Section 5.3(a) to a later date but in any event not beyond the first business day of the January occurring after the year in which the Participant attains age 70. Such election must be made prior to a Participant’s termination of employment in accordance with Section 5.2(a) and (b).

(c)	All installment payments made pursuant to this Section 5.3 shall be payable annually beginning with a single payment on the date specified in Section 5.3(a) and continuing each anniversary of such date until fully paid in accordance with the Participant’s election.

Article VI

Beneficiary Designation

Section 6.1 Beneficiary Designation.

Each Participant shall have the right, at any time, to designate any person or persons as his Beneficiary or Beneficiaries (both primary as well as contingent) to whom payment under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due him under the Plan. Any Participant Beneficiary designation shall be made in a written instrument filed with the Board and shall be effective only when received in writing by the Board.

Section 6.2 Amendments.

Any Beneficiary designation may be changed by a Participant by the written filing of such change on a form prescribed by the Board. The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.

Section 6.3 No Participant Designation.

If a Participant fails to designate a Beneficiary as provided above, or if all designated Beneficiaries predecease the Participant, then Participant’s designated Beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

(a)	The surviving spouse;

(b)	The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living;

(c)	The Participant’s estate.

Section 6.4 Effect of Payment.

The payment to the deemed Beneficiary shall completely discharge Bank’s obligations under this Plan.

Article VII

Administration and Claim

Section 7.1 Administration.

The administration of the Plan, the exclusive power to interpret it, and the responsibility for carrying out its provisions are vested in the Board. The Board shall have the authority to resolve any question under the Plan. The determination of the Board as to the interpretation of the Plan or any disputed question shall be conclusive and final to the extent permitted by applicable law.

Section 7.2 Claims Procedures.

(a)	Claims for benefits under the Plan shall be submitted in writing to the Chairman of the Board.

(b)	If any claim for benefits is wholly or partially denied, the claimant shall be given written notice within a reasonable period following the date on which the claim is filed, which notice shall set forth:

(i)	the specific reason or reasons for the denial;

(ii)	specific reference to pertinent Plan provisions on which the denial is based;

(iii)	a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(iv)	an explanation of the Plan’s claim review procedure.

If the claim has not been granted and written notice of the denial of the claim is not furnished in a timely manner following the date on which the claim is filed, the claim shall be deemed denied for the purpose of proceeding to the claim review procedure.

(c)	The claimant or his authorized representative shall have 30 days after receipt of written notification of denial of a claim to request a review of the denial by making written request to the Chairman of the Board, and may review pertinent documents and submit issues and comments in writing within such 30-day period.

After receipt of the request for review, the Board shall, in a timely manner, render and furnish to the claimant a written decision, which shall include specific reasons for the decision and shall make specific references to pertinent Plan provisions on which it is based. Such decision by the Board shall not be subject to further review. If a decision on review is not furnished to a claimant, the claim shall be deemed to have been denied on review.

(d)	No claimant shall institute any action or proceeding in any state or federal court of law or equity or before any administrative tribunal or arbitrator for a claim for benefits under the Plan until the claimant has first exhausted the provisions set forth in this section.

Article VIII

Amendment and Termination of Plan

Section 8.1 Amendment.

The Board may at any time amend the Plan in whole or in part, provided, however, that no amendment shall be effective to decrease or restrict any Deferred Benefit Account maintained pursuant to any existing award under the Plan. Any change in the formula used to determine the Declared Rate shall be prospective only and shall not become effective until the first day of the calendar year which follows the adoption of the amendment.

Section 8.2 Termination of Plan.

The Board may at any time terminate the Plan if, in its judgment, the tax, accounting, or other effects of the continuance of the Plan, or potential payments thereunder would not be in the best interests of the Bank, but such termination shall not affect the accrued benefits of Participants as of the date of termination and Participants shall continue to vest in awards made prior to termination based on their service after the date of termination. Such awards shall otherwise remain subject to the terms of this Plan.

Article IX

Miscellaneous

Section 9.1 Unsecured General Creditor.

Participants and their Beneficiaries, heirs, successors and assigns shall have no secured interest or claim in any property or assets of the Bank, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Bank (“Policies”). Such Policies or other assets of the Bank shall not be held under any trust for the benefit of Participants, their Beneficiaries, heirs, successors or assigns, or held in any way as collateral security for the fulfilling of the obligations of Bank under this Plan. Any and all of the Bank’s assets and Policies shall be, and remain, the general, unpledged, unrestricted assets of the Bank. The Bank’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Bank to pay money in the future. The Bank shall have no obligation under this Plan with respect to individuals other than that Bank’s employees, directors or consultants.

Section 9.2 Non-assignability.

Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

Section 9.3 Not a Contract of Employment.

The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Bank and the Participant, and the Participant (or his Beneficiary) shall have no rights against the Bank except as may otherwise be specifically provided herein. Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Bank or to interfere with the right of the Bank to discipline or discharge him at any time.

Section 9.4 Terms.

Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and wherever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

Section 9.5 Captions.

The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

Section 9.6 Governing Law.

The provisions of this Plan shall be construed and interpreted according to the laws of the State of New Jersey, unless preempted by federal law.

Section 9.7 Validity.

In case any provision of this Plan shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal and invalid provision had never been inserted herein.

Section 9.8 Notice.

Any notice or filing required or permitted to be given to the Bank under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Secretary of the Board. Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail as of three (3) days following the date shown on the postmark or on the receipt for registration or certification.

Section 9.9 Successors.

The provisions of this Plan shall bind and inure to the benefit of the Bank and its successors and assigns. The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Bank and successors of any such corporation or other business entity.

Section 9.10 Effective Date.

The effective date of the Plan is January 1, 2002.

Appendix A

Initial Participants	Vesting Period*
Steven E. Brady	100% after 5 years
Janet Bossi	100% after 5 years
Francine Crudo	100% after 5 years
Kim Davidson	100% after 5 years
Paul Esposito	100% after 5 years
Robert Garfi	100% after 5 years
Theresa Killian	100% after 5 years
Donna Mason	100% after 5 years
Donald Morgenweck	100% after 5 years
Anthony Rizzotte	100% after 5 years
Robert Sobkow	100% after 5 years
Emily Walker	100% after 5 years
James Yensel	100% after 5 years

*	Reflects years of service (1,000 hours per year of service) to vesting commencing on the effective date of the Plan. Vesting applies to the Participant’s Deferred Benefit Account Balance, as a whole, and does not apply separately to each award.

Appendix B

Pursuant to Section 5.1 of the Plan, the financial performance objective for the initial Plan Year ending December 31, 2002 is the recording by the Bank of net income of at least $2 million for such period.

For purposes of the initial Plan Year ending December 31, 2002, if the financial performance target identified above is satisfied, each initial Participant identified in Appendix A to the Plan shall be credited with a Deferral Bonus of five (5) percent of his or her base salary (determined by reference to the rate of base salary for such Participant in effect on December 31, 2002) as of December 31, 2002.